AIR COMMUNITIES

THE WATERMARC I MIAMI, Fl

WILLARD TOWERS I CHEVY CHASE, MD

THE RESERVE AT COCONUT POINT I ESTERO, FL

SECOND QUARTER 2022

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

Page
3	Earnings Release

15	Consolidated Statements of Operations

16	Consolidated Balance Sheets

17	Schedule 1 – Funds From Operations Reconciliation

18	Schedule 2 – Funds From Operations Information

20	Schedule 3 – Property Net Operating Income

21	Schedule 4 – Apartment Home Summary

22	Schedule 5 – Capitalization and Financial Metrics

24	Schedule 6 – Same Store Operating Results

28	Schedule 7 – Portfolio Data by Market

29	Schedule 8 – Apartment Community Disposition and Acquisition Activity

30	Schedule 9 – Apartment Community Capital Additions Information

31	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports Second Quarter 2022 Results, Raises Same Store Revenue and NOI Guidance, Completes $640M in Acquisitions, Makes $125M in Share Repurchases, and Further Simplifies Balance Sheet.

Denver, Colorado, July 28, 2022 – Apartment Income REIT Corp. ("AIR") (NYSE: AIRC) was formed to provide investors the most efficient and effective way to allocate capital to multi-family real estate. In only 18 months, or one-half the expected time, the establishment of AIR is complete. The balance sheet has been transformed with leverage reduced by $850 million, or 23%. The relationship with Apartment Investment & Management Company ("Aimco"), approximately 14% of AIR’s net asset value ("NAV") at year-end 2020, is now approximately 34 basis points.

What AIR was designed to be is now visible through its:

•
Market-leading operating platform. The AIR Edge reflects the cumulative results of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management. The AIR Edge has delivered peer-leading NOI margins over 26 consecutive quarters, while maintaining flat onsite controllable operating expenses for over 12 years.
•
High-quality, diversified portfolio. AIR’s portfolio has been materially enhanced through recycling approximately $1.4 billion of its gross asset value ("GAV"). The sale of lower rated properties and capital sourced through joint ventures allowed AIR to (i) enhance portfolio quality with pro forma average monthly rent per unit of $2,590, third among our peer group, up 16% in 18 months (ii) exit markets with greater regulatory risks such as New York and Chicago, and (iii) reallocate capital to higher growth submarkets, such as Miami-Dade County and Broward County, now 18% of AIR's portfolio based on GAV and where there is limited REIT competition.
•
High-growth acquisition portfolio. Since the separation, AIR has used paired trades to fund $1.4 billion of new acquisitions, 11% of AIR's GAV. We expect the properties acquired will benefit from the AIR Edge and earn returns, on an unlevered IRR basis, that are at least 200 basis points higher than the properties sold.
•
Efficiency. AIR has capped G&A expense at 15 basis points of GAV. In 2021, our CEO voluntarily returned $2.5 million of compensation for AIR to meet this target. In combination with peer leading NOI margins, low G&A expense results in AIR converting a higher percentage of Same Store Revenue into Free Cash Flow compared to any of our peers, a durable advantage expected to compound over time.
•
Low leverage. AIR has low financial risk after $850 million of leverage reduction. AIR also has well laddered refunding and repricing schedules, and $925 million of available liquidity.
•
Deep and talented team. AIR values respect for each teammate, collaboration among teammates, and pay-for-performance. These policies have created a strong culture, a stable team, and best-in-class engagement. AIR generally promotes from within its deep talent pool, and will also recruit from outside when doing so strengthens our team.

Chief Executive Officer Terry Considine comments: "With a clear strategy focused on efficient operations, low leverage, a capable team, and an engaged Board, AIR has achieved substantially all of the goals set out by the Board at the separation. AIR is now well positioned to use its platform for growth and so fulfill the potential the Board saw in the separation of AIR's business from Aimco."

"AIR has low financial risk with leverage at 22% of GAV, low execution risk with no development, and lower regulatory risk after exiting markets with an appetite for rent control."

"AIR is insulated from inflation, not exposed to higher interest rates, and prepared for recession."

Chief Financial Officer Paul Beldin adds: "AIR enjoys accelerating growth. Organic growth in the quarter was strong with signed blended leases rates up 14.1% and Same Store NOI up 16.4%. At the expected levels of year-end loss-to-lease, we see the potential for Same Store Revenue to grow next year at rates in the mid- to high-single digits. We expect operating results for the acquisition portfolio will improve at an even faster pace.

For example, market cap rates were in the high 3%s at the times we made our 2021 acquisitions and we now expect an annualized 5% NOI yield by the end of this year."

"AIR's balance sheet is strong with increased flexibility. We expanded our access to debt markets when we issued $400 million of senior unsecured notes. Our floating rate exposure is 2% of total leverage. Only 7% of our debt reprices through the end of 2024. We remain on track to achieve year-end Leverage EBITDAre of 5.5:1."

"Second quarter Pro forma FFO was $0.66 per share; $0.01 above the midpoint of guidance, pro forma for the timing of the repayment of the Aimco note. We had anticipated that the Aimco note would be fully repaid in the second quarter. Instead, the last $147 million was paid in July, shifting $0.03 of prepayment penalty income from June into July. The aggregate prepayment penalty was approximately $0.035 lower than originally anticipated due to higher than forecasted interest rates on short-term treasury notes. This was offset in our second quarter results by the $5.4 million sale, net of tax, of AIR’s 2% cost basis investment in the portfolio that served as collateral for the Aimco note."

"Looking forward, we are narrowing our expectations for full year Pro forma FFO to between $2.38 and $2.44 per share, while maintaining the midpoint of $2.41. Similarly, our expectations for run-rate FFO are unchanged at $2.19 per share. Relative to our prior guidance, we now expect:

•
$0.03 per share of increased contribution from operations; offset by
•
($0.02) per share of dilution from the Aimco lease cancellation which we expect to recover through future NOI growth; and
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($0.01) per share of lower contribution from a combination of other factors."

Financial Results: Second Quarter Pro forma FFO Per Share

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share – diluted)	2022	2021	Variance	2022	2021	Variance
Net income (loss)	$1.26	$(0.12)	nm	$3.66	$0.43	nm
NAREIT Funds From Operations (FFO)	$0.64	$0.28	128.6%	$1.06	$0.75	41.3%
Pro forma adjustments	0.02	0.24	nm	0.17	0.27	nm
Pro forma Funds From Operations (Pro forma FFO)	$0.66	$0.52	26.9%	$1.23	$1.02	20.6%

AIR Operating Results: Second Quarter Same Store NOI Up 3.9% Sequentially and 16.4% Year-Over-Year

The table below includes the operating results of the 64 AIR properties that meet our definition of Same Store. Same Store properties generated approximately 91% of AIR’s year to date 2022 rental revenue.

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
($ in millions) *	2022	2021	Variance	1st Qtr.	Variance	2022	2021	Variance
Revenue, before utility reimbursements	$142.1	$127.3	11.6%	$138.1	2.9%	$280.2	$253.7	10.4%
Expenses, net of utility reimbursements	37.6	37.5	0.1%	37.5	0.1%	75.1	73.9	1.6%
Net operating income (NOI)	$104.5	$89.8	16.4%	$100.6	3.9%	$205.1	$179.8	14.1%

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

Second quarter 2022 NOI margins were 73.6%, up 304 basis points from the second quarter of 2021. NOI margins benefited from Residential Rental Income growth of 9.1% and operating expenses that were up only 10 basis points compared to the prior year.

Components of Same Store Revenue Growth – Second quarter year-over-year Same Store revenue growth was impacted by increased residential rental rates, higher average daily occupancy ("ADO"), and lower net bad debt expense. The table below summarizes the change in the components of our Same Store revenue growth.

	SECOND QUARTER		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	7.5%	2.5%	6.2%
Average Daily Occupancy	1.6%	(1.3%)	2.1%
Residential Rental Income	9.1%	1.2%	8.3%
Bad Debt, net of recoveries	2.0%	1.1%	1.3%
Late Fees and Other	0.3%	0.6%	0.4%
Residential Revenue	11.4%	2.9%	10.0%
Commercial Revenue	0.2%	—%	0.4%
Same Store Revenue Growth	11.6%	2.9%	10.4%

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for the same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below details changes in lease rates, as well as the weighted-average blended lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current pricing.

	SECOND QUARTER			YEAR-TO-DATE			2022
	2022	2021*	Variance	2022	2021*	Variance	April	May	June	July**
Transacted Leases*
Renewal rent changes	11.1%	3.2%	7.9%	11.2%	2.5%	8.7%	11.8%	10.7%	10.9%	10.6%
New lease rent changes	18.9%	(0.5%)	19.4%	18.1%	(3.2%)	21.3%	20.4%	19.2%	17.9%	18.2%
Weighted-average rent changes	14.3%	1.3%	13.0%	14.2%	(0.6%)	14.8%	15.5%	14.5%	13.5%	14.2%

Signed Leases*
Renewal rent changes	10.6%	5.3%	5.3%	10.9%	4.2%	6.7%	10.3%	10.7%	10.7%	11.7%
New lease rent changes	18.4%	2.5%	15.9%	18.0%	(0.4%)	18.4%	16.5%	18.4%	20.1%	20.4%
Weighted-average rent changes	14.1%	3.8%	10.3%	14.2%	1.8%	12.4%	13.8%	13.5%	14.9%	16.0%

Average Daily Occupancy	96.8%	95.2%	1.6%	97.4%	95.3%	2.1%	97.3%	96.8%	96.1%	95.6%

*Amounts are based on our current Same Store population and represent AIR's share, whereas previously these were reported on a non-ownership adjusted basis. Amounts may differ from those previously reported.

**July leasing results are preliminary and as of July 25, 2022. May, June, and July ADO are lower than full year ADO due to the vacancy associated with the increased turnover during the leasing season.

Same Store Markets – In the second quarter, AIR enjoyed stronger than typical consumer demand across all markets. Signed new lease rates were up 18.4% from the prior lease, with renewals up 10.6%, resulting in a weighted-average increase of 14.1%. We saw sequential declines in ADO, associated with higher move out volume during the summer leasing season. Second quarter ADO of 96.8% was 160 bps higher than the prior year.

2021 Acquisition Performance – Included in AIR's acquisition portfolio are five properties acquired in 2021. Leasing at these properties has exceeded our expectations. Transacted new lease rates were up 28%, with renewals up 25%, resulting in a weighted-average increase of 26%. Fourth quarter revenue growth in this portfolio, the first reporting period with a year-over-year comparison, is anticipated to be 600 basis points above the Same Store portfolio. We anticipate our 2022 acquisitions will also grow faster than the Same Store portfolio. We will report their results as comparative data becomes available.

Rent Collection Update

We measure residential rent collection as the dollar value of payments received as a percentage of all residential amounts owed. In the second quarter, we collected 97.9% of all residential revenue billed during the quarter, treating the balance of 2.1% as bad debt. We also received $3 million of government payments on behalf of eligible residents with past due accounts. These payments reduced accounts receivable previously reserved and so reduced second quarter bad debt expense by 190 basis points of revenues, resulting in net bad debt expense of approximately 20 basis points.

Outside of California, 98.7% of our residents are current, leaving approximately 150 residents where eviction notices have been filed, but the eviction process is not complete due to a slowed cycle time. Previously, in these locales, an eviction took between 45 and 90 days to complete. Today, the eviction timeline is extended and less predictable, resulting in greater amounts of unpaid rent and increased bad debt. We estimate that the prolonged timeline increased our second quarter bad debt from our historic experience of approximately 20 basis points to 100 basis points.

In California, we continue to be subject to government limitations on our ability to enforce our contractual remedies for nonpayment of rent. This has allowed approximately 400 California residents, about 5% of the total, to become delinquent by two or more months. As a result, gross bad debt expense in California was approximately 3% of second quarter residential revenues. After consideration of government payments reducing accounts receivable previously reserved, net bad debt was a $0.3 million contra-expense.

As of June 30, 2022, our proportionate share of gross residential accounts receivable was $9.9 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is $1.1 million, an amount expected to be collected during the third quarter of 2022.

Portfolio Management

Our portfolio of apartment communities is diversified across primarily "A" and "B" price points, averaging “B/B+” in quality, and also across eight core markets in the United States. Since separation, we have reduced our allocation to New York City and Chicago and increased our investment in Miami-Dade and Broward counties to 18% of GAV.

AIR uses "paired trades" to fund acquisitions, basing our cost of capital on the anticipated unlevered internal rates of return ("IRR") of the communities sold. We require an unlevered IRR at least 200 basis points higher on the communities purchased. As our cost of capital has increased, we have raised our required returns.

Since separation, we have acquired $1.4 billion of properties new to the AIR operating platform. This represents approximately 11% of our portfolio; our target is 30%. In a typical AIR Edge acquisition, the acquired property will experience NOI growth at market rates for six to 12 months, as the property is integrated onto AIR’s platform. During the following two to four years, NOI growth is expected to exceed the market growth rate by two or three times.

For example, AIR acquired five properties in 2021, at a cost of approximately $730 million. At the time, market cap rates were in the high 3% range. With confidence in the AIR Edge, we underwrote a first year yield of 4.3% and a long-term unlevered IRR of approximately 9%. We now expect these acquisitions will outperform their first-year underwriting by $2.6 million, or 9%, increasing the annualized fourth quarter 2022 yield to 5.0% and the expected long-term unlevered IRRs to over 11%.

When market conditions change, AIR adjusts its target returns and spreads to reflect the new environment. AIR seeks acquisitions that are accretive to earnings in the near term and that generate unlevered IRRs at least 200 basis points higher than the expected returns of the properties sold in the paired trade.

Transactions

Acquisitions

During the second quarter and through July, we acquired four apartment communities, one located in the Washington, D.C. area and three located in South Florida, with 1,351 apartment homes for a total purchase price of $640.1 million.

We also reached an agreement with Aimco to cancel existing master leases at four properties owned by AIR and leased to Aimco for the purpose of their development. With the developments largely completed, we agreed to terminate the leases for a payment of $200 million. The four properties include 865 apartment homes with average monthly rents of approximately $3,400 per home.

In aggregate, we anticipate a first year NOI yield of 4.0%. The yield is anticipated to grow to 5.0%, annualized, by the third quarter of next year. The expected unlevered IRR is approximately 9%.

Dispositions

During the second quarter, we sold four apartment communities, three located in California and one in Virginia, with 718 apartment homes, for gross proceeds of $203.1 million at a trailing twelve-month NOI cap rate of 4.7%, reflecting AIR’s low property tax basis. Adjusting for market rate real estate taxes, the NOI cap rate is 4.0%. Net sales proceeds, after transaction costs and repayment of debt at the sold properties, were $186.6 million.

During the balance of 2022, we anticipate selling approximately $550 million of communities in suburban Boston and New York City, at expected trailing twelve-month NOI cap rates of approximately 4%. The proceeds are expected to be used to fund the Aimco lease cancellation, the four apartment communities acquired in 2022, and the completed share repurchases.

Capital Allocation – Share Repurchases

During the second quarter, AIR repurchased 2.9 million shares for $125 million, an average price of $42.93 per share. We are authorized to purchase an additional $375 million of shares. We regularly consider buybacks relative to alternative uses of capital.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage and primarily long-dated debt. We target a leverage to EBITDAre ratio of approximately 5:5:1, and anticipate the actual ratio will vary based on the timing of transactions. We maintain financial flexibility through ample unused and available credit, holding properties with substantial value unencumbered by property debt, maintaining an investment grade rating, and using partners’ capital when it enhances financial returns or reduces investment risk.

Components of Leverage

Our leverage includes our share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, unsecured notes payable, and preferred equity.

	JUNE 30, 2022
($ in millions)*	Amount	Weighted-Avg. Maturity (Yrs.)	Weighted-Avg. Term Before Repricing (Yrs.)
Fixed rate loans payable	$1,505	8.9	9.2
Floating rate loans payable	138	3.6	4.2
AIR share of long-term, non-recourse property debt	1,643	8.5	8.7

Term loans	800	3.5	5.0
Unsecured notes payable	400	8.0	8.0
Outstanding borrowings on revolving credit facility	148	3.8	3.8
Preferred equity**	81	9.8	9.8
Total Leverage	$3,072	6.9	7.4
Cash and restricted cash	(84)
Note receivable from Aimco***	(147)
Net Leverage	$2,841

Floating rate net leverage %	2%
Fixed rate net leverage %	98%
Total	100%

Net Leverage to Adjusted EBITDAre	6.1x

* Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 5.

** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.

*** In July, Aimco repaid the remaining $147 million outstanding note. We consider the note a reduction of leverage, as proceeds were used to repay outstanding borrowings on our term loans and revolving credit facility.

During the second quarter, we issued three tranches of guaranteed, senior unsecured notes, totaling $400 million at a weighted-average effective interest rate of 4.3%, inclusive of the previously placed treasury lock, and a weighted-average maturity of eight years.

Proceeds from the offering were used to repay borrowings on our revolving credit facility. The private placement of unsecured notes is an important step in the transition of AIR from a secured borrower to a primarily unsecured borrower.

During the second quarter, we received $400 million from Aimco in payment on its note to AIR, inclusive of a $12.9 million prepayment penalty. The $147 million balance and a $4.5 million prepayment penalty were repaid in July. Proceeds were used to repay $350 million in term loans and to reduce borrowings on our revolving credit facility.

Liquidity

We use our revolving credit facility for working capital, other short-term purposes, and to secure letters of credit. At June 30, 2022, our share of cash and restricted cash, excluding amounts related to tenant security deposits, was $84 million and we had the capacity to borrow up to $841 million on our revolving credit facility, bringing total liquidity to $925 million.

We manage our financial flexibility by maintaining an investment grade rating from S&P and holding communities that are unencumbered by property debt. As of June 30, 2022, we held unencumbered apartment communities with an estimated fair market value of approximately $7.8 billion, more than double the amount from December 31, 2020.

We anticipate seeking an investment grade credit rating from Moody’s. In assigning ratings, Moody’s places significant emphasis on the amount of non-recourse property debt as a percentage of the undepreciated book value of a borrower’s assets. We have lowered the amount of non-recourse property debt by $1.5 billion since December 31, 2020. At June 30, 2022, the AIR share of non-recourse property debt represented 19% of undepreciated book value.

Dividend and Equity Capital Markets

On July 26, 2022, our Board of Directors declared a quarterly cash dividend of $0.45 per share of AIR Common Stock. This amount is payable on August 30, 2022, to stockholders of record on August 19, 2022.

In setting AIR's 2022 dividend, our Board of Directors targeted a dividend level of approximately 75% of full year FFO per share.

The after-tax dividend will benefit from AIR's refreshed tax basis. Two-thirds of the 2021 dividend was a tax- free return of capital while the remaining one-third was taxable at capital gain rates. In the same year, approximately 60% of peer dividends were taxed at ordinary income rates, with the remaining 40% taxed at capital gain rates.

In 2022, we currently project a majority of our dividend will be taxed at capital gain rates, with the remainder taxed at ordinary income rates. We believe the tax characteristics of our dividend makes our stock more attractive to taxable investors, such as foreign investors, taxable individuals, and corporations by comparison to peer shares whose dividends are taxed at higher rates.

Corporate Responsibility Update

Corporate responsibility is a longstanding AIR priority and a key part of our culture. We are committed to transparency, and continuous improvement...as measured by GRESB. Based on UN Sustainable Development Goals, we have set targets for energy, water, and greenhouse gas reductions. We contracted for expert review of the environmental impacts of our properties, and we are considering various ways to improve portfolio resilience.

During the quarter, AIR was honored as a Kingsley Elite Five, ranking first among public multi-family companies and second among all multi-family companies in customer satisfaction.

In partnership with the National Leased Housing Association, we continue our longstanding commitment to offer AIR Gives Opportunity Scholarship to students living in affordable housing. During the quarter, we awarded 14 scholarships to students living in affordable housing.

Our team is a critical part of our success. In 2022, AIR was named a National Top Workplaces winner and also for a third year a 2022 Healthiest Employer by the Denver Business Journal.

2022 Outlook

AIR expects full year Pro forma FFO between $2.38 and $2.44 per share. Our midpoint of $2.41 per share remains unchanged. Similarly, our expectations for run-rate FFO are unchanged at $2.19 per share. Relative to our prior guidance, we now expect:

•
$0.03 per share of increased contribution from operations: $0.02 per share attributable to Same Store and $0.01 per share attributable to 2021 acquisitions; offset by
•
($0.02) per share of lower contribution from the lease cancellation with Aimco in 2022, net of funding costs; and
•
($0.01) per share of lower contribution, net, due to higher offsite costs reflecting greater than planned compensation increases due to the higher than expected inflation. Higher casualty losses are offset by the accretive second quarter share repurchases.

The following tables compare our previous FFO expectations, at the midpoint, to today, reflecting the impact of the above:

	Previous Expectation	Variance	Updated Expectation
2021 FFO per share	$2.14	$—	$2.14
Growth in Same Store NOI	0.30	0.02	0.32
Contribution from lower leverage and acquisitions, net of related sales dilution	(0.03)	0.01	(0.02)
Change in interest rates	(0.03)	—	(0.03)
Change in contribution from Aimco note and gain on sale of cost basis investment	0.05	—	0.05
Reacquisition of properties currently leased to Aimco	—	(0.02)	(0.02)
Other*	(0.02)	(0.01)	(0.03)
2022 FFO per share at the midpoint	$2.41	$—	$2.41

	Previous Expectation of Pro forma Run Rate	Variance	Updated Expectation of Pro forma Run Rate
2021 FFO per share	$2.14	$—	$2.14
Less: Interest income on Aimco note, net of borrowing costs	(0.12)	—	(0.12)
2021 FFO per share before Aimco note contribution	$2.02	$—	$2.02
Growth in Same Store NOI	0.30	0.02	0.32
Net change in leverage, acquisitions and gain on sale of cost basis investment	(0.06)	0.01	(0.05)
Change in interest rates	(0.05)	—	(0.05)
Reacquisition of properties currently leased to Aimco	—	(0.02)	(0.02)
Other*	(0.02)	(0.01)	(0.03)
2022 FFO per share at the midpoint	$2.19	$—	$2.19

* Increase in "other" is due to higher offsite costs as a result of increasing teammate compensation at a time of high inflation. The contribution from the second quarter share repurchases is offset by higher than anticipated casualty losses.

Our guidance ranges are based on the following components:

	YEAR-TO-DATE June 30, 2022	FULL YEAR 2022	PREVIOUS FULL YEAR 2022
($ Amounts represent AIR Share)
Net Income (loss) per share (1)	$3.66	$3.42 to $3.49	$(0.33) to $(0.20)
Pro forma FFO per share	$1.23	$2.38 to $2.44	$2.37 to $2.45
Run rate Pro forma FFO per share		$2.19	$2.19
Pro forma FFO per share at the midpoint		$2.41	$2.41

Same Store Operating Components
Revenue change compared to prior year	10.4%	10.0% to 10.5%	9.3% to 10.3%
Expense change compared to prior year	1.6%	2.0% to 2.5%	3.0% to 2.0%
NOI change compared to prior year	14.1%	13.0% to 14.0%	11.5% to 13.5%

Offsite Costs
General and administrative expenses, as defined below (2)	$9M	$16M to $18M	$15M to $17M

Other Earnings
Lease income	$13M	~$18M	~$30M
Value of property acquisitions and cost of lease cancellation	$467M	~$840M	~$500M
Proceeds from dispositions of real estate, net	$774M	~$1.3B	~$809M

AIR Share of Capital Enhancements
Capital Enhancements	$41M	$90M to $110M	$90M to $110M

Balance Sheet
Net Leverage to Adjusted EBITDAre (3)	6.1x	~5.5x	~5.5x
(1)
Includes gains on sales completed year-to-date and excludes gains from anticipated property sales.
(2)
For the purposes of this presentation, General and Administrative expenses are defined as follows:
•
All costs that are reported as G&A expenses in our consolidated statements of operations,
•
Less: Asset management fees paid by joint venture partners in reimbursement of G&A-type services provided by AIR. AIR earned $1.7 million of such fees during the quarter.
•
Effective in 2022, G&A in our consolidated statements of operations includes the depreciation of capitalized costs of non-real estate assets applicable to corporate activities. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets" in Supplemental Schedule 2a.
o
Our policy is to limit G&A expenses, as defined, to 15 basis points of GAV. In 2021, our CEO waived his cash compensation to meet this metric.
(3)
Presented net of FFO and Pro forma FFO adjustments.

In the third quarter of 2022, AIR anticipates Pro forma FFO between $0.54 and $0.58 per share, inclusive of $0.03 of prepayment penalty income received in July from the final payment of the Aimco note.

AIR Strategic Objectives

We created AIR to be the most efficient and effective way to invest in U.S. multi-family real estate, due to our simplified business model, diversified portfolio of stabilized apartment communities, and low leverage. The Board of Directors has set the following strategic objectives:

•
Pursue a simple, efficient, and predictable business model with a low-risk premium
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Maintain a high quality and diversified portfolio of stabilized multi-family properties
•
Improve our best-in-class property operations platform to generate above-market organic growth
•
Maintain an efficient cost structure with G&A less than or equal to 15 basis points of Gross Asset Value
•
Maintain a flexible, low levered balance sheet with access to public debt markets
•
Enhance portfolio quality through a disciplined approach to capital allocation, targeting accretive opportunities on a leverage neutral basis
•
Develop private capital partnerships as a source of equity capital for accretive growth
•
Continue our commitment to corporate responsibility with transparent and measurable goals

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, July 29, 2022 at 1:00 p.m. ET	Replay available until October 28, 2022
Domestic Dial-In Number: 1-844-200-6205	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: 1-929-526-1599	International Dial-In Number: +44-204-525-0658
Passcode: 725302	Passcode: 519599
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 76 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Matthew O'Grady

Senior Vice President, Capital Markets

(303) 691-4566

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions as well as sales and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth, and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; our relationship with Aimco after the business separation; the ability and willingness of the parties to the business separation to meet and/or perform their obligations under the related contractual arrangements and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve the expected benefits from the business separation. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission ("SEC"), including the section entitled "Risk Factors" in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and depends on our ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
REVENUES
Rental and other property revenues (1)	$181,012	$176,721	$360,273	$351,451
Other revenues	2,488	1,612	4,705	3,295
Total revenues	183,500	178,333	364,978	354,746

OPERATING EXPENSES
Property operating expenses (1)	63,787	64,758	127,023	129,375
Depreciation and amortization	78,656	75,791	163,205	151,071
General and administrative expenses (2)	5,333	5,221	11,930	9,635
Other (income) expenses, net	(3,076)	2,515	942	5,391
Total operating expenses	144,700	148,285	303,100	295,472
Interest income (3)	25,652	15,684	39,133	31,656
Interest expense	(26,027)	(33,657)	(48,134)	(69,682)
Loss on extinguishment of debt	—	(37,150)	(23,636)	(38,160)
Gain on dispositions of real estate and derecognition of leased properties	175,606	3,353	587,609	87,385
Loss from unconsolidated real estate partnerships	(873)	—	(2,887)	—
Income (loss) before income tax (expense) benefit	213,158	(21,722)	613,963	70,473
Income tax (expense) benefit	(1,499)	2,035	(920)	(1,045)
Net income (loss)	211,659	(19,687)	613,043	69,428

Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(381)	2,397	183	2,632
Net income attributable to preferred noncontrolling interests in AIR OP	(1,602)	(1,603)	(3,205)	(3,207)
Net (income) loss attributable to common noncontrolling interests in AIR OP	(12,749)	945	(36,916)	(3,491)
Net (income) loss attributable to noncontrolling interests	(14,732)	1,739	(39,938)	(4,066)
Net income (loss) attributable to AIR	196,927	(17,948)	573,105	65,362
Net income attributable to AIR preferred stockholders	(43)	(43)	(85)	(93)
Net income attributable to participating securities	(162)	(39)	(417)	(103)
Net income (loss) attributable to AIR common stockholders	$196,722	$(18,030)	$572,603	$65,166

Net income (loss) attributable to AIR common stockholders per share – basic and diluted	$1.26	$(0.12)	$3.66	$0.43

Weighted-average common shares outstanding – basic	155,927	154,608	156,327	151,609
Weighted-average common shares outstanding – diluted	156,136	154,608	156,607	152,083
(1)
Rental and other property revenues for the three and six months ended June 30, 2022, are inclusive of $1.6 million and $8.2 million, respectively, of revenues related to sold properties. Rental and other property revenues for the three and six months ended June 30, 2021, are inclusive of $21.0 million and $41.8 million, respectively, of revenues related to sold properties. Property operating expenses for the three and six months ended June 30, 2022, are inclusive of $0.6 million and $3.2 million, respectively, of expenses related to sold properties. Property operating expenses for the three and six months ended June 30, 2021, are inclusive of $7.0 million and $13.9 million, respectively, of expenses related to sold properties.

Rental and other property revenues for the three and six months ended June 30, 2021, are inclusive of $7.2 million and $14.3 million, respectively, of revenues related to the third-party share of properties included in the Washington, D.C. joint venture. Property operating expenses for the three and six months ended June 30, 2021, are inclusive of $1.9 million and $3.7 million, respectively, of expenses related to the third-party share of properties included in the Washington, D.C. joint venture.

(2)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned in this venture are included in loss from unconsolidated real estate partnerships.
(3)
Interest income for the three and six months ended June 30, 2022 includes $6.4 million and $13.3 million, respectively, of income associated with our note receivable from Aimco, and $6.5 million and $13.1 million, respectively, of interest income associated with properties leased. In addition, interest income for the three and six months ended June 30, 2022, includes a $12.9 million prepayment penalty from the partial note repayment from Aimco.

Interest income for the three and six months ended June 30, 2021, includes $6.9 million and $13.9 million, respectively, of income associated with our note receivable from Aimco, and $6.5 million and $12.9 million, respectively, of interest income associated with properties leased.

Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2022	2021
Assets
Real estate	$7,379,865	$6,885,081
Accumulated depreciation	(2,400,722)	(2,284,793)
Net real estate	4,979,143	4,600,288
Cash and cash equivalents	74,949	67,320
Restricted cash	25,942	25,441
Note receivable from Aimco	147,039	534,127
Leased real estate assets	466,013	466,355
Goodwill	32,286	32,286
Other assets (1)	707,913	568,051
Assets held for sale	—	146,492
Total Assets	$6,433,285	$6,440,360

Liabilities and Equity
Non-recourse property debt	$2,036,027	$2,305,756
Debt issue costs	(9,514)	(11,017)
Non-recourse property debt, net	2,026,513	2,294,739
Term loans, net	795,905	1,144,547
Revolving credit facility borrowings	148,000	304,000
Unsecured notes payable, net	398,039	—
Accrued liabilities and other (1)	696,673	592,774
Liabilities related to assets held for sale	—	85,775
Total Liabilities	4,065,130	4,421,835

Preferred noncontrolling interests in AIR OP	79,330	79,370

Equity:
Perpetual preferred stock	2,000	2,129
Class A Common Stock	1,542	1,570
Additional paid-in capital	3,636,906	3,763,105
Accumulated other comprehensive income	13,750	—
Distributions in excess of earnings	(1,521,749)	(1,953,779)
Total AIR equity	2,132,449	1,813,025
Noncontrolling interests in consolidated real estate partnerships	(70,609)	(70,883)
Common noncontrolling interests in AIR OP	226,985	197,013
Total Equity	2,288,825	1,939,155
Total Liabilities and Equity	$6,433,285	$6,440,360
(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of an associated interest rate swap option, and accrued liabilities and other includes the offsetting liabilities, both of which equal $406 million. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer has not occurred.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three and Six Months Ended June 30, 2022, Compared to Three and Six Months Ended June 30, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to AIR common stockholders	$196,722	$(18,030)	$572,603	$65,166
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	73,922	69,588	155,379	139,083
Gain on dispositions of real estate and derecognition of leased properties, net of noncontrolling partners' interest	(175,450)	(3,353)	(587,453)	(87,385)
Income tax adjustments related to gain on dispositions and other tax-related items	(1,100)	(1,528)	(1,100)	272
Common noncontrolling interests in AIR OP’s share of above adjustments	6,240	(3,217)	26,281	(2,573)
Amounts allocable to participating securities	88	(7)	296	—
NAREIT FFO attributable to AIR common stockholders	$100,422	$43,453	$166,006	$114,563
Adjustments:
Loss on extinguishment of debt (1)	—	37,150	23,636	38,160
Separation, business transformation, and transition related costs (2)	1,593	300	2,462	2,465
Non-cash straight-line rent (3)	642	669	1,284	1,337
Incremental cash received from leased properties (4)	170	147	323	308
Other	152	797	355	780
Common noncontrolling interests in AIR OP’s share of above adjustments	(154)	(1,942)	(1,719)	(2,140)
Amounts allocable to participating securities	(6)	(14)	(19)	(14)
Pro forma FFO	$102,819	$80,560	$192,328	$155,459

Weighted-average common shares outstanding – basic	155,927	154,608	156,327	151,609
Dilutive common share equivalents	209	504	280	474
Total shares and dilutive share equivalents	156,136	155,112	156,607	152,083

Net income (loss) attributable to AIR per share – diluted	$1.26	$(0.12)	$3.66	$0.43
NAREIT FFO per share – diluted	$0.64	$0.28	$1.06	$0.75
Pro forma FFO per share – diluted	$0.66	$0.52	$1.23	$1.02
(1)
During 2022 and 2021, we incurred debt extinguishment costs related to the prepayment of debt. We excluded these costs from Pro forma FFO because we believe they are not representative of future cash flows.
(2)
During 2022, we incurred consulting, placement, legal, and other transformation related costs as we fully implement AIR’s business model, including projects intended to increase efficiency and reduce costs in future periods. During 2021, we incurred tax, legal and other costs in connection with the separation. We excluded these costs from Pro forma FFO because we believe they are not related to ongoing operating performance.
(3)
In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other (income) expenses, net, in our condensed consolidated statements of operations.
(4)
We have certain properties leased. Due to the terms of these leases, cash received in 2022 and 2021 exceeded GAAP income. We include the cash lease income in Pro forma FFO.

Supplemental Schedule 2(a)

Funds From Operations Information

Three and Six Months Ended June 30, 2022, Compared to Three and Six Months Ended June 30, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues, before utility reimbursements
Same Store	$155,232	$147,611	$306,031	$294,288
Other Real Estate	17,279	1,840	32,113	3,005
Total revenues, before utility reimbursements	172,511	149,451	338,144	297,293
Expenses, net of utility reimbursements (1)
Same Store	40,787	42,773	81,568	84,335
Other Real Estate	6,765	1,263	12,873	2,396
Total expenses, net of utility reimbursements	47,552	44,036	94,441	86,731
Net operating income (2)	124,959	105,415	243,703	210,562
Lease income	6,533	6,457	13,067	12,898
Property management expenses, net	(5,775)	(5,250)	(11,117)	(11,588)
Property income	125,717	106,622	245,653	211,872

General and administrative expenses (1)(3)	(3,691)	(3,142)	(8,725)	(7,556)

Interest expense	(26,027)	(33,657)	(48,134)	(69,682)
Loss on extinguishment of debt	—	(37,150)	(23,636)	(38,160)
Preferred dividends	(1,645)	(1,646)	(3,290)	(3,300)
Interest income from note receivable from Aimco (4)	19,299	6,944	26,243	13,889
Interest income	2	2,283	5	4,869
Total cost of capital	(8,371)	(63,226)	(48,812)	(92,384)

Casualties	(1,684)	(585)	(1,793)	(1,457)
Depreciation and amortization related to non-real estate assets (1)	—	(869)	—	(1,385)
Land leases	(1,324)	(1,321)	(2,645)	(2,634)
Income from unconsolidated real estate partnerships	775	—	1,904	—
Other expenses, net	4,400	(1,194)	1,703	(2,757)
Tax benefit (expense), net	(2,633)	505	(2,031)	(770)
NOI related to sold and held for sale communities	946	13,996	4,951	27,852
Total other	480	10,532	2,089	18,849

Common noncontrolling interests in AIR OP	(6,583)	(2,318)	(10,756)	(6,167)
Proportionate adjustments	(7,130)	(5,015)	(13,443)	(10,051)

NAREIT FFO attributable to AIR common stockholders	$100,422	$43,453	$166,006	$114,563
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	2,397	37,107	26,322	40,896
Pro forma FFO attributable to AIR common stockholders	$102,819	$80,560	$192,328	$155,459

(1)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(2)
Second quarter and year to date 2022 Same Store NOI excludes $5.8 million and $11.5 million, respectively, related to the third party share of property NOI included in the Washington, D.C. joint venture.
(3)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned in this venture are included in loss from unconsolidated real estate partnerships.
(4)
Inclusive of the $12.9 million prepayment penalty from the partial note repayment from Aimco and $6.4 million of interest on the note.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Six Months Ended June 30, 2022, Compared to Three and Six Months Ended June 30, 2021

(in thousands) (unaudited)

	Noncontrolling Interests (1)		Unconsolidated (2)		Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Revenues, before utility reimbursements	$15,120	$13,133	$1,954	$—	$29,700	$26,253	$3,843	$—
Expenses, net of utility reimbursements	3,853	3,783	622	—	7,606	7,444	1,097	—
Net operating income	11,267	9,350	1,332		22,094	18,809	2,746

Property management expenses, net	(470)	(409)	(61)	—	(892)	(817)	(120)	—
Casualties	251	(13)	(3)	—	210	(70)	(6)	—
Other expense, net	(32)	(23)	—	—	(99)	(29)	—	—
Interest expense on non-recourse property debt	(3,758)	(3,828)	(656)	—	(7,528)	(7,711)	(1,194)	—
Contribution from real estate operations	7,258	5,077	612	—	13,785	10,182	1,426	—

Other non-property (expenses) income, net	(128)	(62)	75		(342)	(131)	377
FFO from real estate operations	$7,130	$5,015	$687	$—	$13,443	$10,051	$1,803	$—

Total apartment communities	16	16	3	—
Total apartment homes	5,369	5,369	1,748	—
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes	1,721	1,721	350	—
(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture.
(2)
Amounts represent AIR’s proportionate share of the operations of three unconsolidated properties included in the Washington, D.C joint venture.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Revenues, before utility reimbursements

Same Store	$155,232	$150,799	$151,932	$155,751	$147,611

Other Real Estate	17,279	14,834	14,290	5,558	1,840

Total revenues, before utility reimbursements	172,511	165,633	166,222	161,309	149,451

Expenses, net of utility reimbursements (1)

Same Store	40,787	40,781	39,802	42,795	42,773

Other Real Estate	6,765	6,108	5,350	2,985	1,263

Total expenses, net of utility reimbursements	47,552	46,889	45,152	45,780	44,036

Property Net Operating Income

Same Store (2)	114,445	110,018	112,130	112,956	104,838

Other Real Estate	10,514	8,726	8,940	2,573	577

Total Property Net Operating Income	$124,959	$118,744	$121,070	$115,529	$105,415

NOI related to communities sold and held for sale	$946	$4,005	$13,755	$14,976	$13,996
(1)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(2)
The three months ended June 30, 2022, March 31, 2022, and December 31, 2021 excludes $5.8 million, $5.7 million, and $5.4 million, respectively, related to the third-party share of property NOI included in the Washington, D.C. joint venture. See Supplemental Schedule 6 for Same Store NOI comparative data.

Supplemental Schedule 4

Apartment Home Summary

As of June 30, 2022

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1)	64	22,022	18,903
Other Real Estate (2)	11	3,341	3,341
Total Portfolio	75	25,363	22,244

Properties, land, and land interests leased (3)	6	865	865
(1)
Our Same Store portfolio includes three unconsolidated communities with 1,748 homes, of which AIR's share is 350 homes.
(2)
From March 31, 2022 to June 30, 2022, our Other Real Estate portfolio increased by two properties due to the acquisition of three properties and the sale of one property during the period that was not previously classified as held for sale.
(3)
Includes four properties leased to Aimco, where AIR has agreed to terminate the lease for a payment of $200 million. It also includes one land parcel and an indirect land interest. Taken together, the land and land interest have a value of approximately $33 million.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of June 30, 2022

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable (1)	$1,977,527	$—	$(472,315)	$1,505,212	8.9		3.3%
Floating rate loans payable	58,500	79,000	—	137,500	3.6		3.6%
Non-recourse property debt	$2,036,027	$79,000	$(472,315)	$1,642,712	8.5		3.3%

Term Loans (1)	800,000	—	—	800,000	3.5	(2)	4.1%
Unsecured notes payable	400,000	—	—	400,000	8.0		4.3%
Revolving credit facility borrowings	148,000	—	—	148,000	3.8	(2)	3.2%
Preferred equity	81,330	—	—	81,330	9.8	(3)	8.1%
Total leverage	$3,465,357	$79,000	$(472,315)	$3,072,042	6.9		3.8%

Cash and restricted cash (4)	(90,270)	—	6,716	(83,554)
Note receivable from Aimco (5)	(147,039)	—	—	(147,039)
Net leverage	$3,228,048	$79,000	$(465,599)	$2,841,449

Leverage Ratios Second Quarter 2022 (6)

Annualized Current Quarter
Proportionate Debt to Adjusted EBITDAre	5.9x
Net Leverage to Adjusted EBITDAre	6.1x

Unsecured Credit Facility Covenants	June 30, 2022	Covenant
Fixed Charge Coverage Ratio	3.51x	1.50x
Leverage Ratio	36.6%	≤ 60.0%
Secured Indebtedness Ratio (7)	20.0%	≤ 45.0%
Unsecured Leverage Ratio	27.5%	≤ 60.0%

(1)
Fixed rate loans payable and term loans include an aggregate of $830 million of previously floating rate debt that has been fixed using interest rate swaps at a weighted-average all-in cost of 4.2%.
(2)
Assumes exercise of extension options.
(3)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(4)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(5)
Reflects AIR’s receipt of note receivable from Aimco as part of the separation. The note was fully repaid on July 22, 2022.
(6)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary. We target a Net Leverage to EBITDAre ratio of approximately 5.5:1, but anticipate the ratio will vary based on the timing of transactions.
(7)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of June 30, 2022

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt and Term Loans

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Unsecured Debt (1)		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q3	$5,979	$—	$5,979	$—		$5,979	—%	—%
2022 Q4	5,938	53,276	59,214	—		59,214	1.9%	5.1%
Total 2022	11,917	53,276	65,193	—		65,193	1.9%	5.1%

2023 Q1	5,783	—	5,783	—		5,783	—%	—%
2023 Q2	5,703	27,551	33,254	—		33,254	1.0%	3.8%
2023 Q3	5,693	—	5,693	—		5,693	—%	—%
2023 Q4	5,746	—	5,746	—		5,746	—%	—%
Total 2023	22,925	27,551	50,476	—		50,476	1.0%	3.8%

2024	23,902	88,500	112,402	—		112,402	3.1%	4.1%
2025	23,040	285,721	308,761	600,000	(2)	908,761	31.2%	3.9%
2026	18,629	98,790	117,419	200,000		317,419	10.5%	3.8%
2027	17,065	127,565	144,630	100,000		244,630	8.0%	3.9%
2028	13,949	94,463	108,412	—		108,412	3.3%	3.4%
2029	13,659	84,146	97,805	100,000		197,805	6.5%	3.9%
2030	10,891	267,939	278,830	—		278,830	9.4%	3.1%
2031	4,965	149,475	154,440	—		154,440	5.3%	3.0%
Thereafter	136,976	67,368	204,344	200,000		404,344	9.4%	4.0%
Total	$297,918	$1,344,794	$1,642,712	$1,200,000		$2,842,712	89.5%	3.8%
(1)
Includes $800 million of term loans and $400 million of unsecured notes payable.
(2)
Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of June 30, 2022	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,934,063	n/a	8.08%	79,330
Total Preferred Equity			8.09%	$81,330

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

June 30, 2022
Class A Common Stock outstanding	153,858
Participating unvested restricted stock	121
Dilutive options, share equivalents and non-participating unvested restricted stock	348
Total shares and dilutive share equivalents	154,327
Common Partnership Units and equivalents outstanding	10,231
Total shares, units, and dilutive share equivalents	164,558

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended June 30, 2022, Compared to Three Months Ended June 30, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of June 30, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	2Q 2022	2Q 2021	Growth	2Q 2022	2Q 2021	Growth	2Q 2022	2Q 2021	Growth	2Q 2022	2Q 2022	2Q 2021	2Q 2022	2Q 2021

Bay Area	7	1,967	1,412	$13,161	$12,468	5.6%	$3,428	$3,421	0.2%	$9,733	$9,047	7.6%	74.0%	97.2%	94.6%	$3,196	$3,112

Boston	11	2,462	2,462	18,608	16,744	11.1%	5,598	5,198	7.7%	13,010	11,546	12.7%	69.9%	96.9%	95.7%	2,600	2,369

Denver	7	2,027	1,988	11,271	10,445	7.9%	2,880	3,109	(7.4%)	8,391	7,336	14.4%	74.4%	95.6%	95.4%	1,976	1,836

Washington, D.C. (1)	6	4,103	2,681	13,527	12,691	6.6%	3,659	3,447	6.2%	9,868	9,244	6.8%	73.0%	97.9%	95.1%	1,718	1,660

Los Angeles	9	3,815	2,966	30,181	24,812	21.6%	6,181	6,459	(4.3%)	24,000	18,353	30.8%	79.5%	97.7%	96.3%	3,471	2,897

Miami	5	1,725	1,725	13,155	11,585	13.6%	4,223	4,049	4.3%	8,932	7,536	18.5%	67.9%	94.3%	97.5%	2,695	2,297

Philadelphia	9	2,748	2,669	21,155	19,251	9.9%	5,925	6,154	(3.7%)	15,230	13,097	16.3%	72.0%	96.3%	91.3%	2,744	2,633

San Diego	6	2,367	2,192	15,643	14,164	10.4%	3,266	3,213	1.6%	12,377	10,951	13.0%	79.1%	97.4%	96.8%	2,443	2,228

Other Markets	4	808	808	5,365	5,145	4.3%	2,396	2,469	(3.0%)	2,969	2,676	10.9%	55.3%	96.4%	95.9%	2,296	2,214

Total	64	22,022	18,903	$142,066	$127,305	11.6%	$37,556	$37,519	0.1%	$104,510	$89,786	16.4%	73.6%	96.8%	95.2%	$2,589	$2,357
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended June 30, 2022, Compared to Three Months Ended March 31, 2022

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of June 30, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	2Q 2022	1Q 2022	Growth	2Q 2022	1Q 2022	Growth	2Q 2022	1Q 2022	Growth	2Q 2022	2Q 2022	1Q 2022	2Q 2022	1Q 2022

Bay Area	7	1,967	1,412	$13,161	$12,916	1.9%	$3,428	$3,358	2.1%	$9,733	$9,558	1.8%	74.0%	97.2%	98.5%	$3,196	$3,097

Boston	11	2,462	2,462	18,608	18,497	0.6%	5,598	5,680	(1.4%)	13,010	12,817	1.5%	69.9%	96.9%	98.4%	2,600	2,546

Denver	7	2,027	1,988	11,271	11,194	0.7%	2,880	2,568	12.1%	8,391	8,626	(2.7%)	74.4%	95.6%	98.4%	1,976	1,907

Washington, D.C. (1)	6	4,103	2,681	13,527	13,534	(0.1%)	3,659	3,681	(0.6%)	9,868	9,853	0.2%	73.0%	97.9%	98.8%	1,718	1,703

Los Angeles	9	3,815	2,966	30,181	28,221	6.9%	6,181	6,213	(0.5%)	24,000	22,008	9.1%	79.5%	97.7%	98.5%	3,471	3,221

Miami	5	1,725	1,725	13,155	12,524	5.0%	4,223	4,202	0.5%	8,932	8,322	7.3%	67.9%	94.3%	95.9%	2,695	2,523

Philadelphia	9	2,748	2,669	21,155	20,801	1.7%	5,925	6,106	(3.0%)	15,230	14,695	3.6%	72.0%	96.3%	97.7%	2,744	2,659

San Diego	6	2,367	2,192	15,643	15,145	3.3%	3,266	3,254	0.4%	12,377	11,891	4.1%	79.1%	97.4%	98.5%	2,443	2,340

Other Markets	4	808	808	5,365	5,276	1.7%	2,396	2,441	(1.8%)	2,969	2,835	4.7%	55.3%	96.4%	97.7%	2,296	2,230

Total	64	22,022	18,903	$142,066	$138,108	2.9%	$37,556	$37,503	0.1%	$104,510	$100,605	3.9%	73.6%	96.8%	98.1%	$2,589	$2,482
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Results

Six Months Ended June 30, 2022, Compared to Six Months Ended June 30, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of June 30, 2022.

				Revenues, Before Utility Reimbursements (1)			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 2Q 2022	YTD 2Q 2021	Growth	YTD 2Q 2022	YTD 2Q 2021	Growth	YTD 2Q 2022	YTD 2Q 2021	Growth	YTD 2Q 2022	YTD 2Q 2022	YTD 2Q 2021	YTD 2Q 2022	YTD 2Q 2021

Bay Area	7	1,967	1,412	$26,077	$24,931	4.6%	$6,786	$6,766	0.3%	$19,291	$18,165	6.2%	74.0%	97.8%	93.2%	$3,146	$3,157

Boston	11	2,462	2,462	37,105	33,442	11.0%	11,278	10,583	6.6%	25,827	22,859	13.0%	69.6%	97.6%	96.2%	$2,573	$2,354

Denver	7	2,027	1,988	22,465	20,651	8.8%	5,448	5,854	(6.9%)	17,017	14,797	15.0%	75.7%	97.0%	95.7%	$1,940	$1,809

Washington, D.C. (1)	6	4,103	2,681	27,061	25,466	6.3%	7,340	6,818	7.7%	19,721	18,648	5.8%	72.9%	98.3%	95.5%	$1,711	$1,657

Los Angeles	9	3,815	2,966	58,402	49,790	17.3%	12,394	12,728	(2.6%)	46,008	37,062	24.1%	78.8%	98.1%	96.3%	$3,345	$2,904

Miami	5	1,725	1,725	25,679	22,791	12.7%	8,425	7,886	6.8%	17,254	14,905	15.8%	67.2%	95.1%	97.7%	$2,609	$2,254

Philadelphia	9	2,748	2,669	41,956	38,384	9.3%	12,031	12,022	0.1%	29,925	26,362	13.5%	71.3%	97.0%	90.8%	$2,702	$2,639

San Diego	6	2,367	2,192	30,788	28,081	9.6%	6,520	6,428	1.4%	24,268	21,653	12.1%	78.8%	98.0%	97.3%	$2,391	$2,196

Other Markets	4	808	808	10,641	10,208	4.2%	4,837	4,828	0.2%	5,804	5,380	7.9%	54.5%	97.1%	95.9%	$2,262	$2,197

Total	64	22,022	18,903	$280,174	$253,744	10.4%	$75,059	$73,913	1.6%	$205,115	$179,831	14.1%	73.2%	97.4%	95.3%	$2,535	$2,347
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	2Q 2022	% of Total	2Q 2021	$ Change	% Change
Operating expenses (1)	$19,494	51.9%	$18,979	$515	2.7%
Utility expense, net of reimbursement	2,232	5.9%	2,001	231	11.5%
Real estate taxes	13,686	36.4%	14,372	(686)	(4.8%)
Insurance	2,144	5.8%	2,167	(23)	(1.1%)
Total	$37,556	100.0%	$37,519	$37	0.1%

Sequential Comparison

	2Q 2022	% of Total	1Q 2022	$ Change	% Change
Operating expenses (1)	$19,494	51.9%	$18,031	$1,463	8.1%
Utility expense, net of reimbursement	2,232	5.9%	2,630	(398)	(15.1%)
Real estate taxes	13,686	36.4%	14,696	(1,010)	(6.9%)
Insurance	2,144	5.8%	2,146	(2)	(0.1%)
Total	$37,556	100.0%	$37,503	$53	0.1%

Year-to-Date Comparison

	YTD 2Q 2022	% of Total	YTD 2Q 2021	$ Change	% Change
Operating expenses (1)	$37,525	50.0%	$36,523	$1,002	2.7%
Utility expense, net of reimbursement	4,862	6.5%	4,298	564	13.1%
Real estate taxes	28,382	37.8%	28,964	(582)	(2.0%)
Insurance	4,290	5.7%	4,128	162	3.9%
Total	$75,059	100.0%	$73,913	$1,146	1.6%
(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

Second Quarter 2022 Compared to Second Quarter 2021

(proportionate amounts) (unaudited)

	Quarter Ended June 30, 2022					Quarter Ended June 30, 2021
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home

Bay Area	7	1,967	1,412	8.6%	$3,196	9	2,212	1,657	9.3%	$2,952

Boston	11	2,462	2,462	11.5%	2,600	11	2,462	2,462	10.6%	2,369

Denver	7	2,027	1,988	7.4%	1,976	7	2,026	1,987	6.7%	1,837

Washington, D.C.	11	6,011	4,589	13.8%	1,935	11	5,238	5,215	16.4%	1,664

Los Angeles	9	3,815	2,966	21.3%	3,471	13	4,347	3,498	19.5%	2,794

Miami	7	2,721	2,721	10.9%	2,659	6	2,425	2,425	7.5%	1,897

Philadelphia	9	2,748	2,669	12.4%	2,572	9	2,748	2,669	11.1%	2,462

San Diego	6	2,367	2,192	11.0%	2,443	9	3,051	2,875	12.9%	2,163

Other Markets	8	1,245	1,245	3.1%	2,196	21	1,913	1,913	6.0%	2,388

Total	75	25,363	22,244	100.0%	$2,528	96	26,422	24,701	100.0%	$2,215

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Dispositions (1)

Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate (2)	Free Cash Flow Cap Rate (2)	Property Debt	Net Sales Proceeds (3)	Average Revenue per Home

Second Quarter 2022 Dispositions

4	718	100.0%	$203.1	4.7%	4.2%	$(14.6)	$186.6	$1,609

Full Year 2022 Dispositions

12	2,050	100.0%	$781.1	4.5%	4.2%	$(114.0)	$646.8	$2,096

Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue per Apartment Home (4)

Second Quarter and Year-to-Date 2022 Acquisitions

The Reserve at Coconut Point	Fort Myers, FL	May	180	$71.7	$2,230

The Watermarc at Biscayne Bay	Miami, FL	June	296	$210.4	$3,790

Willard Towers	Washington, D.C.	June	525	$185.0	$2,871
(1)
During the six months ended June 30, 2022, we sold ten properties in California, one property in Chicago, Illinois, and one property in Virginia.
(2)
Please refer to the Glossary for definition of NOI Cap Rate and Free Cash Flow Cap Rate. Second quarter and year to date 2022 cap rates reflect AIR’s low property tax basis in these properties. The difference between AIR's property tax expense and the reassessed cost at the California properties is approximately $1.4 million for the quarter and $5.6 million year to date, reducing the NOI Cap Rate and Free Cash Flow Cap rates by 70 bps.
(3)
Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
(4)
Represents average revenue per apartment home for leases in place at the time of acquisition.

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three and Six Months Ended June 30, 2022

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest.

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Capital Additions (1)
Capital Replacements
Buildings and grounds	$6,584	$11,302
Turnover capital additions	617	997
Capitalized site payroll and indirect costs	622	1,036
Capital Replacements	7,823	13,335
Capital Improvements	5,109	6,924
Capital Enhancements	29,900	44,002
Initial Capital Expenditures	7,146	12,806
Casualty	1,657	10,986
Entitlement and Planning	973	1,606
	$52,608	$89,659

Total apartment homes	25,363	25,363

Capital Replacements per apartment home	$308	$526
(1)
For the three and six months ended June 30, 2022, capital additions for our apartment communities included $0.3 million and $0.7 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 92.2% of the legal interest in the common partnership units of the AIR Operating Partnership and 93.8% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at our recently acquired communities. These amounts are considered in the underwriting of the acquisition and are therefore included when determining expected returns.

CASUALTY: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre below 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, and our note receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;
•
the income recognized related to our note receivable from Aimco, as their proceeds are expected to be used to repay current amounts outstanding;
•
the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and
•
the amount by which cash exceeds GAAP lease income for the properties leased.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended June 30, 2022, is as follows (in thousands, unaudited):

Quarter Ended
June 30, 2022
Net income	$211,659
Adjustments:
Interest expense	26,027
Income tax expense	1,499
Depreciation and amortization	78,656
Gain on dispositions of real estate and derecognition of leased properties	(175,606)
EBITDAre	$142,235
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(381)
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(7,285)
Interest income and prepayment penalties on note receivable from Aimco	(19,297)
Pro forma FFO adjustments, net (1)	6,176
Adjusted EBITDAre	$121,448
Annualized Adjusted EBITDAre, unadjusted for non-recurring items	$485,792
Removal of annualization impact for non-recurring items (2)	(21,731)
Annualized Adjusted EBITDAre	$464,061
(1)
Pro forma adjustments, net includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, an adjustment of $4.5 million to reflect the acquisition of three apartment communities as of April 1, 2022 and a $1.0 million adjustment to reflect the disposition of four apartment communities during the period as if the transactions also closed on April 1, 2022.
(2)
Second quarter 2022 EBITDAre benefits from a $7.2 million gain on dispositions of unconsolidated real estate partnerships. This amount was not annualized in the computation of Annualized Adjusted EBITDAre.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), ground lease rent expense, and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended June 30,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$183,500	$63,787	$178,333	$64,758
Adjustment: Utilities reimbursement (1)	(6,881)	(6,881)	(6,267)	(6,267)
Adjustment: Sold properties and other amounts not allocated (2)	(4,108)	(9,775)	(22,615)	(14,455)
Adjustment: Non-real estate depreciation (3)	—	421	—	—
Total (per Supplemental Schedule 2)	$172,511	$47,552	$149,451	$44,036
Proportionate adjustment (4)	(13,166)	(3,231)	(13,133)	(3,783)
Proportionate property net operating income	$159,345	$44,321	$136,318	$40,253

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$155,232	$40,787	$147,611	$42,773
Proportionate adjustment (4)	(13,166)	(3,231)	(20,306)	(5,762)
Non-real estate depreciation adjustment (3)	—	—	—	508
Same Store amounts, adjusted (per Supplemental Schedule 6)	$142,066	$37,556	$127,305	$37,519

	Six Months Ended June 30,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$364,978	$127,023	$354,746	$129,375
Adjustment: Utilities reimbursement (1)	(13,887)	(13,887)	(12,370)	(12,370)
Adjustment: Sold properties and other amounts not allocated (2)	(12,947)	(19,393)	(45,083)	(30,274)
Adjustment: Non-real estate depreciation (3)	—	698	—	—
Total (per Supplemental Schedule 2)	$338,144	$94,441	$297,293	$86,731
Proportionate adjustment (4)	(25,857)	(6,509)	(26,253)	(7,444)
Proportionate property net operating income	$312,287	$87,932	$271,040	$79,287

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$306,031	$81,568	$294,288	$84,335
Proportionate adjustment (4)	(25,857)	(6,509)	(40,544)	(11,278)
Non-real estate depreciation adjustment (3)	—	—	—	856
Same Store amounts, adjusted (per Supplemental Schedule 6)	$280,174	$75,059	$253,744	$73,913
(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the deprecation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets". This adjustment represents the reclassification of non-real estate depreciation, which was made in the current period in Supplemental Schedules 2, 3, and 6, and was made in the prior period in Supplemental Schedule 6.
(4)
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2021 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. At June 30, 2022, Turnover was 41.9%, 937 basis points lower than June 30, 2021. Inclusive of intra-community transfers, Turnover was 38.4% for the trailing twelve months ended June 30, 2022.

Retention represents the inverse of Turnover, as defined above.